Exhibit 99.1

Perry Ellis International Reports Fourth Quarter & Full Fiscal 2012 Results & Introduces Fiscal 2013 Guidance

•	Total fiscal 2012 revenue increased 24% to $980 million from $790 million last year

•	Fiscal 2012 GAAP diluted EPS of $1.60 compared to $1.70 last year

•	Fiscal 2012 adjusted diluted EPS increased to $1.94 compared to $1.88 last year

•	Adjusted EBITDA for fiscal 2012 increased 16% to $75.1 million compared to $64.7 last year

•	Fiscal 2013 revenue expected to be in a range of $990.0 million to $1.0 billion

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the fourth quarter (“fourth quarter of fiscal 2012”) and the fiscal year ended January 28, 2012 (“fiscal 2012”).

Oscar Feldenkreis, President and Chief Operating Officer of Perry Ellis International commented, “Fiscal 2012 included strong sales and profit growth despite second half challenges driven by the difficult holiday season and product setbacks within our Perry Ellis & Rafaella collection businesses. Importantly, we ended the year in a solid financial position with the processes, initiatives and talent in place to improve our long term operating performance. While we expect some ongoing challenges, we are encouraged by the positive momentum of our core businesses at the start of fiscal 2013 with our priorities intensely focused on our namesake Perry Ellis brand. We remain confident in our strategies and our ability to increase value for Perry Ellis stakeholders.”

Fiscal 2012 Results

Fiscal 2012 revenues were $980.6 million, a 24% increase compared to $790.3 million reported in the prior year ended January 29, 2011 (“fiscal 2011”). Rafaella, which the Company acquired in late January 2011, contributed total revenue of $123.3 million for the year. The Company delivered organic revenue growth of 8.5% led by Golf lifestyle, swim, direct to consumer, and ladies dresses.

Net income attributed to Perry Ellis International, Inc. for fiscal 2012 was $25.5 million, or $1.60 per fully diluted share GAAP (“EPS”), compared to $24.1 million, or $1.70 per fully diluted share in fiscal 2011.

Net income attributed to Perry Ellis International, Inc. per fully diluted share as adjusted for fiscal 2012 was $1.94 compared to EPS per fully diluted share as adjusted of $1.88 in fiscal 2011. EPS, as adjusted excludes costs related to the early extinguishment of debt, interest, impairment charges of $6.1 million on long-lived assets in fiscal 2012, and impairment charges of $400k for certain retail store leaseholds in fiscal 2011. (See attached reconciliation “Table 1”)

Overall gross margin for fiscal 2012 was 33.0% compared to 35.7% in fiscal 2011. As the Company previously noted, retailers requesting later deliveries of goods, as well as a significant increase in promotional markdowns and sales allowances for the holiday season pressured overall revenues and gross margin in fiscal 2012.

Selling, general, and administrative (“SG&A”) expenses were well controlled throughout fiscal 2012 totaling $248.6 million or 25.4% to sales compared to $220.0 million or 27.9% to sales in fiscal 2011. The year over year increase reflects the Rafaella acquisition as well as 15 new retail doors that were opened throughout fiscal 2012. The increase in SG&A was slightly offset by the reversal of long term incentive compensation. In addition, the Company recorded a non-cash impairment expense of $6.1 million associated with an asset held for sale as well as trade names.

Earnings before interest, taxes, depreciation, amortization, and impairments (“adjusted EBITDA”) for fiscal 2012 totaled $75.1 million, or 7.7% of total revenue. This represents a 16% increase over fiscal 2011 adjusted EBITDA of $64.7 million. (See attached reconciliation “Table 2”).

Strategic Review

As noted in the Company’s pre-fiscal 2012 earnings press release in February, the Company has launched a strategic review of its brands and businesses with a goal of focusing on those that offer the best value and greatest potential for profitable growth.

The Company’s key focus is on its core businesses of golf, men’s and women’s sportswear, and swim. Distribution strength in wholesale will continue to be augmented by direct-to-consumer as well as international expansion in Europe and Asia. The Company model of utilizing its brand portfolio to create exclusive brands for specific retailers has been very successful and has mitigated potential cannibalization.

In an effort to streamline its business model, the Company has identified smaller brands and businesses which combined generate approximately $30 - $40 million in revenue that it plans to liquidate and close by the end of fiscal 2013. These brands and businesses have not generated sufficient momentum to contribute to the Company’s profitability. The Company will provide additional detail surrounding these specific brands and businesses throughout the year as they are fully exited.

In addition to this business review, the Company has identified approximately $5.5 million in annual cost savings by streamlining its infrastructure including distribution centers, product processes and development costs, trade shows, and headcount reduction. The Company will begin to recognize a portion of these savings by the fall of fiscal 2013 and expects to be fully recognized by spring 2014. The Company expects to incur costs of approximately $2.0 million associated with these initiatives.

Fourth Quarter 2012 Results

Total revenue for the fourth quarter of fiscal 2012 was $229.4 million, an 11% increase compared to $206.9 million reported in the fourth quarter of fiscal 2011. Rafaella contributed $23.2 million in the fourth quarter.

As reported under GAAP, fourth quarter per fully diluted share EPS was $0.12 compared to $0.54 in the fourth quarter of fiscal 2011. Excluding the above mentioned costs and impairment charges in both fiscal 2012 and 2011 per fully diluted share EPS as adjusted for the fourth quarter was $0.38 compared to $0.69 in the prior year period. (See attached reconciliation “Table 1”).

Balance Sheet Update

George Feldenkreis, Chairman and CEO of Perry Ellis International stated, “Our liquidity and leverage profile remains extremely strong. With net debt to capitalization of 31.5% and combined with availability under our credit facility, we are in a compelling position to take full advantage of any strategic opportunities that may arise in the near future while simultaneously investing in international markets and other core competencies.”

Cash and cash equivalents at year end totaled $24.1 million. Accounts receivable totaled $145.6 million compared to $129.5 million in fiscal 2011 reflecting the increase in shipments for the fourth quarter. The quality of the receivables continues to be strong and the Company is focused on maintaining a financially strong customer base.

Inventories increased 13% to $198.3 million at year end compared to $175.8 million in the comparable prior year period ended January 29, 2011. The Company also noted that it continues to reduce its weeks of supply of on-going replenishment business and that inventory quality and aging remains current.

Throughout the fourth quarter the Company repurchased 1.157 million shares for a total of $15.96 million, bringing the total weighted average number of per fully diluted shares outstanding to 15.95 million for the year.

Fiscal 2013 Guidance

Oscar Feldenkreis concluded, “As we look ahead, we believe it is prudent to remain conservative in our business outlook for fiscal 2013. Our focus is direct and unyielding and our priority is on our namesake brand Perry Ellis. We have augmented our management, creative and merchandising teams in Perry Ellis as well as in Rafaella. We are optimistic about our core businesses in all areas and in the expansion of our distribution network.”

The Company announced that for the twelve months ending February 2, 2013 (“fiscal 2013”) it anticipates revenue to be in a range of $990 million - $1.0 billion after exiting businesses discussed above. It anticipates adjusted fully diluted earnings per share to be in a range of $1.95 - $2.00. On a GAAP basis, the Company expects earnings per fully diluted share to be in a range of $1.85 - $1.90.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances, as well as select children’s apparel. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands including Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Rafaella®, Cubavera®, Centro®, Solero®, Munsingwear®, Savane®, Original Penguin® by Munsingwear®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co.®, Axis®, Tricots St. Raphael®, Gotcha®, Girl Star®, MCD®, John Henry®, Mondo di Marco®, Redsand®, Manhattan®, Axist®, Farah®, Anchor Blue® and Miller’s Outpost®, and Ben Hogan®. The Company enhances its roster of brands by licensing trademarks from third parties including Pierre Cardin® for men’s sportswear, Nike® and Jag® for swimwear, and Callaway®, TOP-FLITE®, PGA TOUR® and Champions Tour® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Source: Perry Ellis International, Inc.

Perry Ellis International, Inc.

Miguel Garcia, 305-873-1830

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended		Years Ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
Revenues
Net sales	$222,062	$199,164	$955,549	$763,884
Royalty income	7,386	7,744	25,043	26,404

Total revenues	229,448	206,908	980,592	790,288
Cost of sales	157,394	132,933	656,850	507,829

Gross profit	72,054	73,975	323,742	282,459
Operating expenses
Selling, general and administrative expenses	55,517	56,430	248,618	220,018
Depreciation and amortization	3,691	3,101	13,673	12,211
Impairment on long-lived assets	6,066	392	6,066	392

Total operating expenses	65,274	59,923	268,357	232,621

Operating income	6,780	14,052	55,385	49,838
Cost on early extinguishment of debt	—	—	1,306	730
Interest expense	3,800	2,914	16,103	13,203

Income before income taxes	2,980	11,138	37,976	35,905
Income tax provision	1,197	3,427	12,459	11,393

Net income	1,783	7,711	25,517	24,512

Less: net income attributable to noncontrolling interest	—	—	—	400

Net income attributable to Perry Ellis International, Inc.	$1,783	$7,711	$25,517	$24,112

Net income attributable to Perry Ellis International, Inc. per share
Basic	$0.12	$0.58	$1.71	$1.84

Diluted	$0.12	$0.54	$1.60	$1.70

Weighted average number of shares outstanding
Basic	14,680	13,214	14,927	13,110
Diluted	15,408	14,342	15,950	14,149

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	January 28, 2012	January 29, 2011

Assets
Current assets:
Cash and cash equivalents	$24,116	$18,524
Accounts receivable, net	145,563	129,534
Inventories	198,264	175,755
Other current assets	33,733	37,818

Total current assets	401,676	361,631

Property and equipment, net	56,496	55,077
Intangible assets	256,428	264,379
Other assets	9,595	4,946

Total assets	$724,195	$686,033

Liabilities and equity
Current liabilities:
Accounts payable	$80,253	$74,102
Accrued expenses and other liabilities	23,142	30,741
Accrued interest payable	4,186	3,744
Unearned revenues	4,179	4,438

Total current liabilities	111,760	113,025

Long-term liabilities:
Senior subordinated notes payable	150,000	105,221
Senior credit facility	21,679	97,342
Real estate mortgages	25,114	25,793
Deferred pension obligation	17,326	13,120
Unearned revenues and other long-term liabilities	31,821	28,592

Total long-term liabilities	245,940	270,068

Total liabilities	357,700	383,093

Equity:
Total stockholders’ equity	366,495	302,940

Total liabilities and stockholders’ equity	$724,195	$686,033

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 1

Reconciliation of fiscal 2012 and 2011 and fourth quarter of fiscal 2012 and 2011 earnings per share to adjusted earnings per share.

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended		Years Ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
Net income attributable to Perry Ellis International, Inc.	$1,783	$7,711	$25,517	$24,112
Plus:
Impairment on long-lived assets	6,066	392	6,066	392
Cost on early extinguishment of debt	—	—	1,306	730
Duplicate interest from March 8 to April 6, 2011	—	—	745	—
Acquisition costs - Rafaella	—	2,227	—	2,227
Less:
Tax benefit	(1,965)	(504)	(2,748)	(504)

Net income attributable to Perry Ellis International, Inc., as adjusted	$5,884	$9,826	$30,886	$26,957

	Three Months Ended		Years Ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
Net income attributable to Perry Ellis International, Inc. per share, diluted	$0.12	$0.54	$1.60	$1.70
Plus:
Net per share impairment on long-lived assets	$0.26	$0.02	$0.26	$0.02
Net per share cost on early extinguishment of debt	$—	$—	$0.05	$0.03
Net per share duplicate interest from March 8 to April 6, 2011	$—	$—	$0.03	$—
Net per share acquisition costs - Rafaella	$—	$0.13	$—	$0.13

Net income attributable to Perry Ellis International, Inc., as adjusted, per share, diluted	$0.38	$0.69	$1.94	$1.88

“Adjusted net income attributable to Perry Ellis International Inc. per share, diluted” for fiscal 2012 consists of “net income attributable to Perry Ellis International Inc. per share, diluted” adjusted for the impact of the impairment on long-lived assets, the impact of the cost on early extinguishment of debt and the duplicate interest from March 8, 2011 to April 6, 2011 associated with the interest during the time that the retired debt and the new debt were simultaneously outstanding.

“Adjusted net income attributable to Perry Ellis International Inc. per share, diluted” for fiscal 2011 consists of “net income attributable to Perry Ellis International Inc. per share, diluted” adjusted for the impact of the cost on early extinguishment of debt, the impact of the acquisition cost associated with the recent acquisition of certain assets of Rafaella and the impairment on long-lived assets associated with certain retail store leaseholds.

These costs, described above, are not indicative of our ongoing operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed, net of taxes, from the calculation.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 2

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO PERRY ELLIS INTERNATIONAL, INC. TO ADJUSTED EBITDA(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended		Years Ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011

Net income attributable to Perry Ellis International, Inc.	$1,783	$7,711	$25,517	$24,112
Plus:
Depreciation and amortization	3,691	3,101	13,673	12,211
Interest expense	3,800	2,914	16,103	13,203
Net income attributable to noncontrolling interest	—	—	—	400
Cost on early extinguishment of debt	—	—	1,306	730
Income tax provision	1,197	3,427	12,459	11,393

EBITDA	$10,471	$17,153	$69,058	$62,049

Acquisition costs - Rafaella	—	2,227	—	2,227
Impairment on long-lived assets	6,066	392	6,066	392

EBITDA, as adjusted	$16,537	$19,772	$75,124	$64,668

Gross profit	$72,054	$73,975	$323,742	$282,459
Less:
Selling, general and administrative expenses, less Rafaella acquisition costs	(55,517)	(54,203)	(248,618)	(217,791)

EBITDA, as adjusted	$16,537	$19,772	$75,124	$64,668

Total revenues	$229,448	$206,908	$980,592	$790,288

EBITDA, as adjusted, percentage of revenues	7.2%	9.6%	7.7%	8.2%

(1)	“EBITDA” consists of earnings before interest, taxes, depreciation, amortization, cost on early extinguishment of debt and noncontrolling interest. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry.

“EBITDA as adjusted” consists of EBITDA adjusted for the impact of the non-cash impairment on long-lived assets and the acquisition costs associated with the Rafaella transaction during the year ended January 29, 2011. These charges are not indicative of our ongoing operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed from the calculation.